Exhibit 99.1

Gulf Island Fabrication, Inc. Reports First Quarter Earnings

    HOUMA, La.--(BUSINESS WIRE)--April 30, 2003--Gulf Island Fabrication, Inc. (NASDAQ NMS: GIFI) today reported net income of $3.2 million ($.27 diluted EPS), on revenue of $39.6 million for its first quarter ended March 31, 2003, compared to net income of $1.4 million ($.12 diluted EPS), before a cumulative effect of change in accounting principle, on revenue of $27.2 million for the first quarter ended March 31, 2002.
    At March 31, 2003, the company had a revenue backlog of $83.7 million and a labor backlog of approximately 1.1 million man-hours remaining to work.



                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)
                                                March 31, December 31,
                                                  2003        2002
                                                --------- ------------
Cash and short-term investments                  $16,028      $24,450
Total current assets                              64,682       65,032
Property, plant and equipment, at cost,net        55,768       47,471
Total assets                                     121,097      113,148
Total current liabilities                         16,758       12,705
Debt                                                   0            0
Shareholders' equity                              98,549       94,976
Total liabilities and shareholders' equity       121,097      113,148


    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.




                    GULF ISLAND FABRICATION, INC.
            CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands, except per share data)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2003      2002
                                                   --------- ---------

Revenue                                             $39,573   $27,246
Cost of revenue                                      33,599    24,448
                                                   --------- ---------
Gross profit                                          5,974     2,798
General and administrative expenses                   1,178       908
                                                   --------- ---------
Operating income                                      4,796     1,890

Other income (expense):
  Interest expense                                       (9)       (9)
  Interest income                                        82       160
  Other                                                   3        57
                                                   --------- ---------
                                                         76       208
                                                   --------- ---------

Income before income taxes                            4,872     2,098

Income taxes                                          1,652       713
                                                   --------- ---------

Net income before cumulative effect of
 change in accounting principle                       3,220     1,385

Cumulative effect of change in accounting
 principle (1)                                            -    (4,765)
                                                   --------- ---------

Net income (loss)                                    $3,220   $(3,380)
                                                   ========= =========

Per share data:

  Basic earnings (loss) per share:
    Net income before cumulative effect of change
     in accounting principle                          $0.27     $0.12
    Cumulative effect of change in accounting
     principle (1)                                        -     (0.41)
                                                   --------- ---------
        Basic earnings (loss) per share               $0.27    $(0.29)
                                                   ========= =========

  Diluted income (loss) per share: (2)
    Net income before cumulative effect of change
     in accounting principle                          $0.27     $0.12
    Cumulative effect of change in accounting
     principle (1)                                        -     (0.41)
                                                   --------- ---------
        Diluted earnings (loss) per share             $0.27    $(0.29)
                                                   ========= =========

      Weighted-average shares                        11,757    11,708
      Effect of dilutive securities: employee
       stock options                                    135        66
                                                   --------- ---------
      Adjusted weighted-average shares (2)           11,892    11,774
                                                   ========= =========

Depreciation and amortization included in expense
 above                                               $1,235    $1,142
                                                   ========= =========

    (1) Included in the first quarter ended March 31, 2002, the Company recorded a $4.8 million non-cash charge for the impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards Board No. 142, "Goodwill and Other Intangible Assets".

    (2) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.

    CONTACT: Gulf Island Fabrication, Inc., Houma
             Kerry J. Chauvin or Joseph "Duke" Gallagher, 985/872-2100